EXHIBIT 10.15

THE McCLATCHY COMPANY

AMENDED AND RESTATED 1994 STOCK OPTION PLAN

(effective February 1, 2001)

  ESTABLISHMENT AND PURPOSE.

  The Plan was established in 1994 to offer selected employees of the Company or of a Subsidiary an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company's Class A Common Stock. The Plan provides for the grant of Options to purchase Shares, which may include Nonstatutory Options as well as ISOs intended to qualify under section 422 of the Code. Effective as of February 1, 2001, the Plan is amended and restated as set forth herein.

  DEFINITIONS.
    "Board" shall mean the Board of Directors of the Company, as constituted from time to time.
    "Code" shall mean the Internal Revenue Code of 1986, as amended.
    "Committee" shall mean a committee appointed by the Board, as described in Section 3(a); provided, however, grants of Options to Employees who are nonemployee Directors shall be made by the full Board which shall act as the Committee for that purpose.
    "Company" shall mean The McClatchy Company, a Delaware corporation.
    "Employee" shall mean (i) any individual who is an employee (within the meaning of section 3401(c) of the Code and the regulations thereunder) of the Company or a Subsidiary and (ii) directors of the Company, including nonemployee directors.
    "Exercise Price" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.
    "Fair Market Value" shall mean the market price of a Share, determined by the Committee as follows:
      If the Share was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date;
      If the Share was traded over-the-counter on the date in question and was traded on the Nasdaq system or the Nasdaq National Market, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or the Nasdaq National Market;
      If the Share was traded over-the-counter on the date in question but was not traded on the Nasdaq system or the Nasdaq National Market, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which Stock is quoted or, if the Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.; and
      If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
    "ISO" shall mean an employee incentive stock option described in section 422(b) of the Code.
    "Nonstatutory Option" shall mean a stock option not described in sections 422 or 423 of the Code.
    "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.
    "Optionee" shall mean an individual who holds an Option.
    "Plan" shall mean this The McClatchy Company Amended and Restated 1994 Stock Option Plan, as it may be amended.
    "Service" shall mean service as an Employee.
    "Share" shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).
    "Stock" shall mean the Class A Common Stock of the Company.
    "Stock Option Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.
    "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
    "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than twelve months or which can be expected to result in death.
  ADMINISTRATION.
    Committee Membership. The Plan shall be administered by the Committee which shall consist of not less than two directors appointed by the Board each of whom shall satisfy the requirements of Rule 16b-3, as amended of the Securities Exchange Act of 1934, as amended and (b) such requirements as the Internal Revenue service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.
    Committee Procedures. The Board shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.
    Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:
      To interpret the Plan and to apply its provisions;
      To adopt, amend or rescind rules, procedures and forms relating to the Plan;
      To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
      To determine when Options are to be granted under the Plan;
      To select the Optionees;
      To determine the number of Shares to be made subject to each Option;
      To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, to specify the provisions of the Stock Option Agreement relating to such Option, and to determine whether an Option should be settled under Section 7(c) and the form of settlement;
      To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement; and
      To take any other actions deemed necessary or advisable for the administration of the Plan.

  All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

  ELIGIBILITY.
    General Rule. Only Employees shall be eligible for designation as Optionees by the Committee.
    Ten-Percent Shareholders. An Employee who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price under such ISO is at least 110 percent of the Fair Market Value of a Share on the date of grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant.
    Attribution Rules. For purposes of Subsection (b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Employee holds an option shall not be counted.
    Outstanding Stock. For purposes of Subsection (b) above, "outstanding stock" shall include all stock actually issued and outstanding at the time of the grant of the ISO to the Optionee. "Outstanding stock" shall not include treasury shares or shares authorized for issuance under outstanding options held by the Optionee or by any other person.
  STOCK SUBJECT TO PLAN.
    Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares which may be issued under the Plan shall not exceed 3,312,500 Shares, subject to adjustment pursuant to Section 8. The number of Shares which are subject to Options at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
    Additional Shares. In the event that any outstanding Option for any reason expires or is canceled or otherwise terminated (except as provided in Section 7(c)), the Shares allocable to the unexercised portion of such Option shall again be available for the purposes of the Plan.
  TERMS AND CONDITIONS OF OPTIONS.
    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. Options granted to any Optionee in a single calendar year shall in no event cover more than 187,500 Shares, subject to adjustment in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.
    Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(b). Subject to the preceding sentence, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in accordance with Section 7.
    Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. The term shall not exceed 10 years from the date of grant, except as otherwise provided in Section 4(b). Subject to the preceding sentence, the Committee at its sole discretion shall determine when all or any part of an Option is to become exercisable and when such Option is to expire.
    Nontransferability. During an Optionee's lifetime, and unless his or her Stock Option Agreement otherwise provides, his or her Option(s) shall be exercisable only by him or her and shall not be transferable. In the event of an Optionee's death, his or her nontransferable Option(s) shall not be transferable other than by beneficiary designation, will or by the laws of descent and distribution.
    Termination of Service (Except by Death). If an Optionee's Service terminates for any reason other than death, then his or her Option(s) shall expire on the earliest of the following occasions:
      The expiration date determined pursuant to Subsection (d) above;
      The date three years after the termination of the Optionee's Service, if the termination occurs on or after the earliest date when he or she is eligible for early or normal retirement under the Restated Retirement Plan for Employees of McClatchy Newspapers;
      The date three years after the termination of the Optionee's Service, if the termination occurs because of his or her Total and Permanent Disability; or
      The date 90 days after the termination of the Optionee's Service, if the termination is not described in Paragraphs (ii) or (iii) above.

    Notwithstanding the above, the Committee may agree to alternative expiration periods in any applicable Stock Option Agreement, so long as such alternative periods do not exceed 10 years from the date of grant as set forth in Subsection (d) above. The Optionee may exercise all or part of his or her Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before his or her service terminated or became exercisable as a result of the termination. The balance of such Option(s) shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of his or her Service but before the expiration of his or her Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from him or her by bequest or inheritance, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination.

    Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Committee). The foregoing notwithstanding, in the case of an ISO granted under the Plan, Service shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.
    Death of Optionee. If an Optionee dies while he or she is in service, then his or her Option(s) shall expire on the earlier of the following dates:
      The expiration date determined pursuant to Subsection (d) above; or
      The date three years after his or her death.

    All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of his or her estate or any person who has acquired such Option(s) directly from him or her by bequest or inheritance.

    No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made except as provided in Section 8.
    Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.
    Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
    Change of Control. With respect to any unexpired Option that is granted on or after February 1, 2001, and notwithstanding any contrary provision of the Plan or of any Stock Option Agreement, upon a "Change of Control," an Optionee shall be entitled to immediate 100% vesting of such Option.

  "Change of Control" means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board, or (v) the occurrence of a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

  PAYMENT FOR SHARES.
    General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in cash at the time when such Shares are purchased, except as follows:
    Surrender of Stock. To the extent that the Stock Option Agreement so provides, payment may be made with Shares which have already been owned by the Optionee for more than 12 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.
    Settlement in Cash and/or Shares. To the extent that the Stock Option Agreement so provides, the Committee shall have the authority, in its sole discretion, to settle all or any part of an exercisable Option or installment of any Option by offering payment in Shares or in cash, or in any combination of Shares and cash, in exchange for the surrender of that Option, installment or partial installment of the Option by the Optionee. The amount offered by the Committee shall not exceed the difference between the Exercise Price of the Option and the Fair Market Value of the Shares on the date of the offer. In no event shall Options be settled under this Subsection (c) if the Fair Market Value of the Shares subject to the cancelled Options does not exceed the Exercise Price of such Options. Options shall not be settled for cash under this Subsection (c) unless they have been outstanding for not less than six months. Shares as to which Options have been settled shall not be available for further Option grants under the Plan.
    Cashless Exercises. Payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.
  ADJUSTMENT OF SHARES.
    General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in cash in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a spinoff or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Options available for future grants under Section 5, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.
    Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Options by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation) or for settlement in cash.
    Reservation of Rights. Except as provided in this Section 8, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
  LEGAL REQUIREMENTS.

  Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed.

  NO EMPLOYMENT RIGHTS.

  No provision of the Plan, nor any Option granted under the Plan, shall be construed as giving any person the right to become or to be treated as an Employee or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person's Service at any time and for any reason.

  DURATION AND AMENDMENTS.
    Term of the Plan. The Plan, as set forth herein, shall become effective on February 1, 1998, subject to approval of the Company's shareholders. In the event that the Company's Shareholders fail to approve the Plan before February 1, 1999, any Option grants from the increased number of available Shares made prior to such date shall be null and void, and no such additional Option grants shall be made after such date. The Plan shall terminate automatically on January 25, 2004, and may be terminated on any earlier date pursuant to Subsection (b) below.
    Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason. Shareholder approval shall not be required for any amendment of the Plan, except as may be required by applicable law or regulation.
    Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.
  WITHHOLDING TAXES.

  To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company shall not be required to make such payment or distribution until such obligations are satisfied.

  EXECUTION.

To record the adoption of the Plan by the Board on January 21, 1998, as amended and restated effective February 1, 1998 and February 1, 2001, the Company has caused its authorized officer to execute the same.

THE McCLATCHY COMPANY

By: /s/ Karole Morgan-Prager

Karole Morgan-Prager

Vice President and Corporate Secretary

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